UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2014

MEDICAL PROPERTIES TRUST, INC.

MPT OPERATING PARTNERSHIP, L.P.

(Exact Name of Registrant as Specified in Charter)

Commission File Number 001-32559

333-177186

Maryland Delaware	20-0191742 20-0242069
(State or other jurisdiction of incorporation or organization )	(I. R. S. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL	35242
(Address of principal executive offices)	(Zip Code)

(205) 969-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 19, 2014, Medical Properties Trust, Inc., a Maryland corporation (the “Company”), and MPT Operating Partnership, L.P., a Delaware limited partnership and the Company’s operating partnership (the “Borrower”), entered into an amended and restated revolving credit and term loan agreement (the “Credit Agreement”) with Bank of America, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., as Administrative Agent, and the several lenders from time to time parties thereto. The Company and the Borrower intend to use proceeds for working capital and for other general corporate purposes, including permitted acquisitions and other investments and repayment of debt.

The information set forth below with respect to the Credit Agreement under Item 2.03 of this Current Report on Form 8-K is hereby incorporated in this Item 1.01 by reference.

Some of the lending banks and their affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates in the ordinary course of business.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Credit Agreement governs a $775 million unsecured revolving loan facility and a $125 million unsecured term loan facility. After the closing date, the Borrower may request incremental term loan and/or revolving loan commitments in an aggregate amount not to exceed $250 million.

The maturity date of the term loan facility is June 19, 2019. The maturity date of the revolving loan facility is June 19, 2018. The Borrower has an option to extend the maturity date of the revolving loan facility for one year to June 19, 2019. The Borrower may prepay loans under the Credit Agreement at any time, subject to certain notice requirements.

At the Borrower’s election, loans under the Credit Agreement may also be made as either ABR Loans or Eurodollar Loans. The applicable margin for term loans that are ABR Loans will initially be 0.95% and is adjustable on a sliding scale from 0.60% to 1.20% based on current total leverage. The applicable margin for term loans that are Eurodollar Loans will initially be 1.95% and is adjustable on a sliding scale from 1.60% to 2.20% based on current total leverage. The applicable margin for revolving loans that are ABR Loans will initially be 1.00% and is adjustable on a sliding scale from 0.70% to 1.25% based on current total leverage. The applicable margin for revolving loans that are Eurodollar Loans will initially be 2.00% and is adjustable on a sliding scale from 1.70% to 2.25% based on current total leverage. The pricing grid may be further adjusted subject to an investment grade rating being obtained.

Borrowings under the Credit Agreement are guaranteed by the Company and substantially all of the Borrower’s subsidiaries pursuant to a Guarantee Agreement in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

The Credit Agreement contains customary financial and operating covenants, including covenants relating to total leverage ratio, fixed charge coverage ratio, secured leverage ratio, consolidated adjusted net worth, unsecured leverage ratio, unsecured interest coverage ratio and covenants restricting the incurrence of debt, imposition of liens, the payment of dividends, and entering into affiliate transactions. The Credit Agreement also contains customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with covenants. If an event of default occurs and is continuing under the Credit Agreement, the entire outstanding balance may become immediately due and payable.

The foregoing description of the Credit Agreement is qualified in its entirety by the full terms and conditions of the Credit Agreement. A copy of the Credit Agreement is attached hereto as an exhibit and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 19, 2014, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., the several lenders from time to time party thereto, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer

MPT OPERATING PARTNERSHIP, L.P.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer

Date: June 25, 2014

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